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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 25, 2002, relating to the financial statements and financial highlights which appear in the August 31, 2002 Annual Report to Shareholders of JPMorgan Fleming Emerging Markets Debt Fund, JPMorgan Bond Fund, JPMorgan Global Strategic Income Fund, JPMorgan Short Term Bond Fund, JPMorgan Enhanced Income Fund, JPMorgan Short Term Bond Fund II, JPMorgan Strategic Income Fund, JPMorgan U.S. Treasury Income Fund, JPMogan Bond Fund II, and JPMorgan Intermediate Bond Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
November 22, 2002